Exhibit 23.2

KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 2, 2025, except for the financial statement captions Other Assets, Right-of-use lease asset, Compensation and benefits payable, Accounts payable and other liabilities, Operating lease liability, on the Consolidated Statements of Financial Condition; Employee compensation and benefits on the Consolidated Statements of Operations; Other assets, Accounts payable and other liabilities on the Consolidated Statements of Cash Flows; and the related Notes to Consolidated Financial Statements — Note 2: Accounting Standards Adopted in 2024, Note 2: Accounting Standards Not Yet Adopted, Note 6: Commitments and Contingencies, Note 7: Accounts Payable and Other Liabilities, Note 10: Earnings (Loss) Per Share, Note 13: Income Taxes, Note 14: Segment Reporting, Note 15: Subsequent Events, as to which the report date is June 27, 2025, with respect to the consolidated financial statements of Strive Enterprises, Inc., incorporated herein by reference.

/s/ KPMG LLP

Columbus, Ohio
January 16, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.